EXHIBIT 99.1

Inuvo Business Search Engine Yellowise Partners with Yext Powerlistngs

Clearwater, Florida--December 13, 2011---Inuvo®, Inc. (NYSE Amex: INUV) announced today that it has enhanced its local business search engine, Yellowise® (www.yellowise.com), by partnering with Yext® (www.yext.com) to display Yext Powerlistings™, a state-of-the-art business listings system that provides accurate and enhanced listings directly from the business itself.

By partnering with Yext, the New York-based technology startup that syncs business listings across a network of premium sites and mobile apps, Yellowise joins major players in the Local Search space, including SuperPages, Yahoo Local (NASADQ:YHOO) and Yelp, in showing PowerListings, business listings that are controlled directly by the business. Businesses can correct their information, put up photos, place specials offers and more, as well as gain access to tracking and reporting on searches and profile views for their business.

Through this partnership with Yext, Yellowise will benefit from displaying enhanced business listings and more accurate information as well as now being able to include special promotions directly from businesses. With over 15 million local businesses already listed in its database, the Yext PowerListings will further enhance Yellowise users’ experience in finding the right local business for their needs.
To learn more about Yellowise and view the new integration of Yext Powerlistings to Yellowise business profiles, please visit www.yellowise.com

About Inuvo, Inc and Yellowise

Inuvo®, Inc. (NYSE Amex: INUV), is an online marketing services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics.  Yellowise® (www.yellowise.com) , an Inuvo brand, is a local search engine to help users find local business through a simple and quick search. Yellowise.com promotes the sharing of ideas and opinions by allowing users to post reviews of the businesses used. To find out more about how you can work with Inuvo or Yellowise, please visit www.inuvo.com.

About Yext

Yext (http://www.yext.com) produces the best local search results everywhere with its PowerListings platform, a technology that synchronizes and enriches business listings across a network of premium sites and mobile apps. With Yext PowerListings, large and businesses centrally control their information across platforms and get guaranteed presence, enhanced content, and full analytics. The model is a "triple win" for businesses, publishers and users: businesses get the most out of local search, publishers get compensated to accept great content, and users get the best information. Today, over 35,000 businesses trust Yext PowerListings to synchronize their listings. The company was founded in 2006 by Howard Lerman, Brian Distelburger and Brent Metz.

Contact
Inuvo, Inc.
Melissa Witt, Director of Marketing
727-324-0211 x 2171
melissa.witt@inuvo.com

Yext
The Morris + King Company
Katie Smith-Adair
Katie.smith-adair@morris-king.com

Inuvo Investor Relations
Alliance Advisors, LLC.
Thomas Walsh
212-398-3486
twalsh@allianceadvisors.net